Exhibit 10.6

CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SERVICES AGREEMENT

BETWEEN

USD TERMINALS CANADA ULC

AND

USD MARKETING LLC

THIS SERVICES AGREEMENT (this “Agreement”) is effective as of the July 7 of , 2014 (the “Effective Date”) by and between USD Terminals Canada ULC (“USD”), a British Columbia Corporation with a registered office at 2900 – 550 Burrard Street, Vancouver, British Columbia, Canada V6C 0A3, and USD Marketing LLC (“USD Marketing”), having an office at 811 Main Street, Suite 2800, Houston, TX 77002. USD AND USD Marketing are individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, USD is the owner of a tract of land in Rosyth, Alberta, located just east of Hardisty, Alberta and is developing and will own and operate certain facilities on the land which collectively comprise USD’s Rail Terminal (the “Rail Terminal”) that will be, subject to the receipt of final permits and pursuant to the requirements set forth in Exhibit “B” (Scheduling Procedure), capable of loading unit trains of crude oil as set forth and meeting the specifications described in Exhibit “A” (Quality Assurance Procedure and Specifications) (the “Product”);

WHEREAS, USD and Gibson Energy Partnership (“Gibson”) have entered or will enter into exclusive agreements whereby Gibson will obtain rights of way, develop, own and operate a transfer pipeline system and ancillary infrastructure (the “Transfer Pipeline”) for the movement of Product from its crude oil storage terminal in Hardisty, Alberta (the “Gibson Hardisty Terminal”), to the Rail Terminal (the “USD-Gibson Facilities Connection Agreement”) and whereby USD will arrange for transportation of its customers’ Product on the Transfer Pipeline as described in this Agreement; and

WHEREAS, USD Marketing is in the business of making take or pay commitments for loading and offloading Product at various crude production and receiving locations in North America, providing rail fleet to facilitate loading/offloading of product to fulfill take or pay commitments , and desires to ship significant volumes of Product from the Gibson Hardisty Terminal via unit trains loaded at the Rail Terminal to various unit train destinations; and

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

WHEREAS, USD Marketing desires USD to provide services to USD Marketing including the transfer of Product from the Gibson Hardisty Terminal to the Rail Terminal, the receipt of inbound empty unit trains, the loading of such unit trains with Product provided to the Rail Terminal via the Transfer Pipeline and the departure of the loaded unit trains, as described in this Agreement; and

WHEREAS USD, and its Affiliates (as such term is hereafter defined) desire to provide such services to USD Marketing, as described in this Agreement. For the purposes of this Agreement, an “Affiliate” of a Party means a person that controls the Party; is controlled by the Party or is controlled by the same person that controls the Party, for which purpose a corporation shall be deemed to be controlled by those persons who own or effectively control sufficient voting shares of the corporation (whether directly or indirectly) to elect the majority of its board of directors; and a partnership shall be deemed to be controlled by those persons that are able to determine policies or material decisions of that partnership or trust; and a partnership which is composed solely of corporations which are Affiliates as described above shall be deemed to be an Affiliate of each such corporation and their respective Affiliates; and

NOW, THEREFORE, pursuant to the terms and conditions set forth in this Agreement, USD will provide such services to USD Marketing for the consideration and as otherwise set forth herein.

I.

COMMENCEMENT DATE; TERM

Commencement Date: The “Commencement Date” shall be the later date of October 1, 2014, or the first date on which the Transfer Pipeline, Rail Terminal and all constituent elements of thereof have been fully constructed, are operational and ready (including any and all required operating systems and procedures, with qualified individuals trained to operate the Transfer Pipeline and Rail Terminal).

Initial Term: The term of this Agreement (the “Term”) shall commence on the date hereof and, unless terminated earlier in accordance with the provisions of this Agreement, shall continue until the date (the “Initial Termination Date”) that is five (5) years after the Commencement Date. The period beginning on the date hereof and ending on the Initial Termination Date is referred to herein as the “Initial Term”.

Renewal and Extension: At the end of the Initial Term, the Agreement shall automatically extend for successive terms of one (1) year (each a “Successive Term”). Notwithstanding the foregoing, either Party may terminate this Agreement with effect at the conclusion of the Initial Term, or at the conclusion of any Successive Term, as applicable, by providing written notice to the other Party on or before the date that is six (6) months prior to the conclusion of the Initial Term or any Successive Term.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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II.

THE SERVICES; PRODUCT

Beginning on the Commencement Date and during the Term, USD agrees to provide the following services to USD Marketing:

(1) develop the Product movement/railcar loading schedules with USD Marketing for all Product and unit trains to be loaded for USD Marketing at the Rail Terminal. Such schedules shall be updated regularly between USD and USD Marketing in accordance with the procedure described in Exhibit B – Scheduling Procedure. The Parties shall coordinate regularly with each other on all matters relating to such updates, and as additionally necessary to maintain an up-to-date, mutually workable Product movement and unit train loading schedule;

(2) coordinate with USD Marketing for the transfer of USD Marketing’s Product from the Gibson Hardisty Terminal to the Rail Terminal via the Transfer Pipeline;

(3) handling services at the Rail Terminal for the loading of USD Marketing’s Product from the Transfer Pipeline into unit trains. The Rail Terminal shall be equipped with a direct wye track connection to the Canadian Pacific Railway (the “CP Railway”), multiple yard tracks, a unit train loading loop track, a fixed railcar loading rack facility, piping, manifolds, automation/controls, vapor handling systems;

(4) receive empty unit trains into the Rail Terminal, switch the trains within the Rail Terminal and depart the loaded trains to CP Railway on a schedule intended to meet the unit train requirements of CP Railway, subject to Product being available when the unit train is scheduled and available to load;

(5) provide regular reporting of rail car movements and Product quantities loaded to railcars, identified by specific railcar numbers, and monthly summary reporting of Product movements as specified in Section VIII;

(6) prepare and provide all necessary documentation for the billing and transportation of Product out of the Rail Terminal to the CP Railway; and

(7) provide all transfer, handling, and loading services to USD Marketing using commercially reasonable efforts to preserve the quality of USD Marketing Product with the understanding that the handling systems are being used for batching multiple grades of crude oil and a certain amount of interface blending will occur.

The foregoing paragraphs (1) through (7) shall be collectively defined as the “Handling Services”. The Handling Services will be provided by USD in accordance with the procedures and specifications set forth in this Agreement including, without limitation, Exhibit “A” (Quality Assurance Procedure and Specifications).

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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III.

MINIMUM MONTHLY PAYMENT COMMITMENT/ SCHEDULING SLOTS/

THROUGHPUT CHARGES/ OTHER FEES

Beginning on the Commencement Date and continuing for the duration of the Term, unless earlier terminated as set forth herein or amended by mutual written agreement between the Parties, USD Marketing and USD agree as follows:

Minimum Monthly Payment Commitment: USD Marketing shall make a minimum monthly guaranteed payment to USD for each calendar month in the amount of [***] per month per month (the “Minimum Monthly Payment”). The Minimum Monthly Payment shall be paid by USD Marketing by wire transfer to an account(s) designated by USD in advance prior to the first day of each month. The Minimum Monthly Payment shall be payable without abatement, reduction, setoff, counterclaim, defense or offset.

Unit Train Scheduling Slots: USD Marketing shall be provided a maximum of [***] unit train scheduled slots in the loading schedule during each calendar month containing 30 or more calendar days and [***] unit train slots during the each month with less than 30 calendar days (February) (the “Maximum Train Slots”). Any size unit train nominated by USD Marketing, up to a maximum of a 120 railcar train, will fulfill one unit train slot in the schedule. USD Marketing acknowledges that the CP Railway may require a certain minimum block size train to be moved as a unit to qualify for unit train freight rates. USD Marketing may nominate, and USD will handle and load, blocks smaller than such minimum block size train required by CP Railway, however, each such block will fulfill one unit train toward the maximum train slots available to USD Marketing for the month, regardless of the block size. If USD Marketing elects the phased in Minimum Monthly Payment option above, then the unit train slots will also be phased in on a commensurate basis as follows:

USD Marketing shall nominate its unit trains on a reasonably ratable basis over the course of each month.

Maximum Volume: The “Maximum Volume” of Product which may be physically loaded into unit trains by USD for USD Marketing each calendar month at the Rail Terminal shall be the aggregate volume of Product which can be carried by the combination of:

1)	the number of unit trains nominated (limited by the maximum number of scheduled slots in the loading schedule which will be made available for USD Marketing as specified above);

2)	the number of cars on each train (limited by a maximum of 120 railcars per train);

3)	the capacity of each railcar (which is variable and depends on the specification of the particular railcar being utilized – see the limitations on railcar specifications that are compatible for loading at the Rail Terminal as per Exhibit “C”(Railcar Specifications)); and

4)	the type of Product being handled.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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In the event that USD Marketing exceeds the Maximum Volume in any calendar month, then USD shall have the right to refuse to accept any amount of Product from USD Marketing that is in excess of the Maximum Volume into the Rail Terminal and Transfer Pipeline, unless USD has otherwise agreed to accept such volumes pursuant to this paragraph.

Deficiency Trains: Within ten (10) days after the close of business of each calendar month USD will provide USD Marketing a statement showing the actual throughput activity for USD Marketing at the Rail Terminal for that month for trains that were scheduled by USD Marketing and accepted by USD as set forth herein. The difference between the Maximum Train Slots and the actual number of unit trains loaded by USD for USD Marketing for that month, in the event the actual number is lower, will be recorded and accumulated on a per train basis in USD Marketing’s account as the “Deficiency Trains”. Deficiency Trains shall expire [***] months after the month in which they are created. Deficiency Trains shall have no monetary value and may only be used as make-up for unit train slots that have been pre-paid by USD Marketing through the Minimum Monthly Payment as described herein. In any month where USD Marketing’s account has accumulated unexpired Deficiency Trains, USD Marketing may nominate unit trains in excess of the Maximum Train Slots for that month and USD shall make reasonable commercial efforts to accept such nomination and to load such excess unit trains up to the amount of accumulated and unexpired Deficiency Trains at no additional fee, charge or cost to USD Marketing. In consideration for USD’s best efforts to load the Maximum Train Slots in each month, including the Deficiency Trains as described herein, USD Marketing shall remain obligated to pay the Minimum Monthly Payment each month during the full Term of the Agreement, regardless of the balance of Deficiency Trains that may have accumulated for the account of USD Marketing.

Throughput Fees: The base throughput fee shall be equal to [***] per barrel of Product (the “Base Throughput Fee”) and shall be applicable to all Product loaded into railcars at the Rail Terminal for USD Marketing during each calendar month. The Base Throughput Fee includes the movement by USD Marketing of its Product to the Rail Terminal from the Gibson Hardisty Terminal via the Transfer Pipeline. Notwithstanding the foregoing, if USD Marketing decides not to ship Product through the Rail Terminal, USD’s sole and exclusive remedy will be payment by USD Marketing to USD of the Minimum Monthly Payment for each of the remaining months of the Term.

In the event USD Marketing desires to deliver more Product than the Maximum Volume into the Rail Terminal, USD Marketing shall notify USD in writing at least 30 days in advance. USD will make reasonable commercial efforts, subject to available capacity at the Rail Terminal and the Transfer Pipeline, the availability of additional rail cars and other relevant factors, to accommodate such increased volume request(s). In the event that USD has accommodated an increased volume request, USD Marketing shall be required to pay the Base Throughput Fee per barrel on any volumes above the Maximum Volume, unless such volume is a Deficiency Train as described above.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Monthly Handling Services Invoice and Payment: Following the close of each month’s business at the Rail Terminal, USD will provide USD Marketing a statement showing the prior month’s actual throughput activity for USD Marketing at the Rail Terminal together with an invoice for the Handling Services which shall be due and payable by the 25th day of the month following the previous month’s business, or within 15 days of the invoice date, whichever is later.

Such invoice shall set forth the fees calculated as the actual Product throughput volume for the month multiplied by the Base Throughput Fee, less the Minimum Monthly Payment already paid by USD Marketing for the month. In the event this number is less than zero, no refund shall be returned to USD Marketing, but the invoice shall state that no net amount is due from USD Marketing. Such invoice shall additionally include any demurrage to be charged to USD Marketing as described in Section XIV below.

The foregoing fees shall be collectively referred to herein as the “Monthly Service Fee”.

Payment of the Monthly Service Fee shall be made by USD Marketing to USD by wire transfer to an account(s) designated by USD.

Escalation: All financial payments set forth in this Agreement will be increased on each annual anniversary of the Effective Date in an amount equal to [***] of any increase in the annual average all-items consumer price index for Alberta as published by Statistics Canada (currently at http://www.statcan.gc.ca/tables-tableaux/sum-som/l01/cst01/econ09j-eng.htm) relative to the immediately prior year.

All financial payments shall be made in and all charges shall be calculated in Canadian dollars.

Payments of the Monthly Service Fee shall be subject to interest of the lesser of (i) one and one half percent (1.5%) per month or eighteen percent (18%) per annum, and (ii) the maximum permitted by Applicable Law, which shall be applied to all balances unpaid fifteen (15) days after they are due.

In the event that USD determines, in its sole discretion, that it is necessary to engage legal counsel or other persons to collect any amounts due hereunder to USD from USD Marketing, then USD Marketing shall be responsible to pay any costs and expenses of enforcement and collection of such amounts due hereunder, including for certainty reasonable legal counsel fees and expenses, but only if USD ultimately prevails in such enforcement against USD Marketing.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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IV.

DETERMINATION OF QUANTITY AND QUALITY OF PRODUCT

USD shall be responsible for the accuracy of its sampling and measurement equipment at the Rail Terminal, and shall ensure such equipment complies in all respects and at all times with applicable standards set by the American Petroleum Institute (“API”) and the American Society of Testing Materials (“ASTM”), including the latest revisions thereto, and will not be less than those standards established by the jurisdictions responsible for approving custody transfer devices for petroleum products. USD Marketing shall have the right, but not the obligation, during the Term of this Agreement to inspect the loading equipment and sampling and measurement equipment for suitability. USD shall operate in accordance with the Applicable Law and Good Industry Practice. For the purposes of this Agreement, “Good Industry Practice” means the exercise of that degree of skill, diligence, prudence and foresight that would reasonably and ordinarily be expected from a trained and prudent rail terminal operator engaged in the same type of undertaking under the same or similar circumstances. USD shall correct any deficiencies to meet that standard.

Measurement Protocol at the Rail Terminal: The quantity of Product loaded into unit trains by USD shall be determined by USD using the custody transfer railcar loading meters at the Rail Terminal. All measurements of Product loaded into unit trains shall be corrected by temperature, density and pressure compensation meters calibrated for accuracy on such basis as may be required by Applicable Laws using methods described in the appropriate Transport Canada weights and measures standards. USD Marketing shall have the right to have a USD Marketing representative present at any such meter calibrations.

Barrel Measurement: For the purpose of this Agreement:

1)	“barrel” means a volume of hydrocarbons occupying 0.1589873 cubic meters when measured at a temperature of fifteen degrees Celsius (15°C) and an equilibrium vapour pressure of 101.325 kilopascals absolute; and

2)	“cubic meter and m³” means a cubic meter of Product at a temperature of fifteen (15) degrees Celsius and a pressure of 101.325 kilopascals absolute.

All measurements shall be based on applicable API measurement standards.

Determination of Quality: Quality testing of USD Marketing’s Product shall be handled as described in Exhibit “A” (Quality Assurance Procedure and Specifications).

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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V.

HOURS OF OPERATION

Subject to the other provisions contained herein, the Rail Terminal and the Transfer Pipeline will be operational for Product transfers 24 hours per day 7 days per week. Notwithstanding the foregoing, USD Marketing acknowledges that occasional closures or reductions in capacity may be required to enable maintenance and turnarounds of the Rail Terminal, the Transfer Pipeline or any related infrastructure. USD will provide USD Marketing with as much prior notice as possible of any planned maintenance or proposed turnarounds.

VI.

SCHEDULING AND NOMINATION PROCESSES

USD Marketing agrees to comply with the scheduling and nomination processes and procedures set forth on Exhibit “B” (Scheduling Procedure).

VII.

COMPLIANCE WITH APPLICABLE

LAWS/COVENANTS/REPRESENTATIONS AND WARRANTIES

USD represents, warrants and covenants to USD Marketing that:

1)	USD has the capability, experience, and means necessary to perform and/or provide the Handling Services;

2)	the Handling Services will be performed by USD, or its agents, contractors or subcontractors, using trained and informed personnel, equipment and material qualified and suitable to perform the Handling Services, in accordance with Applicable Laws, Good Industry Practice and all terms and conditions of this Agreement;

3)

USD shall maintain and operate the Rail Terminal and provide the Handling Services in accordance with all applicable provisions of laws, statutes, rules, regulations, official directives and orders of and the terms of all judgments, orders and decrees issued by any federal, provincial, municipal, county or regional government or government authority or other law, regulation or rule making entity (including any court, department, commission, bureau, board, tribunal, administrative agency or regulatory body of any of the foregoing that exercises jurisdiction over the Rail Terminal, the Gibson Hardisty Terminal or the Transfer Pipeline or the Handling Services) by which a Party is bound or having application to any aspect of the transactions or events contemplated by this Agreement (collectively, “Applicable

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Laws”), including those relating to the environment, health and safety, and the filing of reports as may be required by federal, state, provincial and local taxing jurisdictions;

4)	USD shall obtain all licenses and permits pertaining to the Rail Terminal necessary for the receiving, loading, and delivery of Product, and shall notify USD Marketing in the event that any permit is suspended; and

5)	the Rail Terminal will have all necessary infrastructure to support the full Maximum Volumes described in this Agreement. Notwithstanding the foregoing, USD Marketing is solely responsible for its own railcar supply and for procuring services from the CP Railway.

Changes in Applicable Laws:

1)	If, at any time after the Effective Date, USD receives an order from a governmental authority pursuant to and as a result of changes in Applicable Law and such order requires the installation of material facilities or fixtures at the Rail Terminal, or requires material changes in the description or scope of the Handling Services, USD shall notify USD Marketing of the required changes and seek agreement from USD Marketing to either proceed with such installation of facilities or fixtures, or to make such necessary changes to USD’s operating procedures and service availability, as applicable. The Parties shall, in good faith and using reasonable efforts, attempt to reach agreement regarding the required changes and any associated required modifications or amendments to this Agreement for a period of up to ninety (90) days.

2)	In the event the Parties are unable to reach agreement regarding such necessary changes to facilities, procedures, or this Agreement, then without USD being required to obtain the consent of USD Marketing, USD may elect to proceed with the planning and initial execution of installation of new facilities or fixtures, or to make such necessary changes to its operating procedures or service offering. In that event, USD shall provide a cost estimate to USD Marketing of all new facilities and fixtures and a detailed description of such changes to USD’s operating procedures and service availability, as well as an estimated revised Base Throughput Fee and consequent Base Minimum Monthly Payment that reflects such changes.

3)	USD and USD Marketing shall, in good faith, use reasonable efforts to negotiate and amend this Agreement as necessary to accommodate any reasonable additional costs of such fixtures or facilities or changes in its operating procedures or service availability, such that the Base Throughput Fee applicable to USD Marketing shall be increased based upon USD Marketing’s percentage of total Product volume throughput affected by such changes at the Rail Terminal. Neither Party shall be in breach of this Agreement as a direct result of exercising any right pursuant to this Agreement during the period in which the Parties are negotiating, planning and implementing the changes in or additions to comply with the requirements of this section.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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4)	Where the Parties are unable to agree on the increase in the Base Throughput Fee as described in the preceding subsection (3) above, such matter shall become a Dispute, and the Dispute shall be resolved in accordance with the provisions of Section XXI hereof. The foregoing notwithstanding, any increase in the Base Throughput Fee shall not exceed [***] of the then applicable Base Throughput Fee.

USD will inspect the railcars prior to loading, and will ensure that suitable placards are correctly placed on railcars that comply with Applicable Law, including without limitation the Transportation of Dangerous Goods Act, 1992 (Canada).

USD agrees to comply with any Material Safety Data Sheet for any Product supplied to USD by USD Marketing (“MSDS”), which MSDS provides important safety and health information, warnings and precautions to be taken in the handling, storage, transport and use of Product.

USD will advise USD Marketing as soon as reasonably possible after the discovery of any leaks, mechanical defects or unsafe conditions respecting USD Marketing’s railcars for resolution by USD Marketing or USD Marketing’s agent(s) and may delay the loading thereof pending resolution. USD Marketing shall undertake or cause to undertake resolution of such leak, mechanical defect or unsafe condition as soon as reasonably possible to keep such railcars from impacting the ongoing operation of the Rail Terminal.

In connection with the performance by USD Marketing of its obligations under this Agreement, USD Marketing represents, warrants and covenants to USD that it shall:

1)	provide properly trained and informed personnel as is required in connection with the performance by USD Marketing of its obligations under this Agreement;

2)	comply with all Applicable Laws; and

3)	be responsible for providing the documentation specified below in Section VIII.

VIII.

REPORTS AND DOCUMENTATION

USD agrees to provide USD Marketing with daily reports summarizing the loading of Product handled for USD Marketing by USD at the Rail Terminal, including the quantities received and loaded and the date of each such transaction. USD shall also furnish any Product transfer documentation as required by Applicable Law. All reports and documents covered by this section shall be maintained for a period as required by Applicable Law following termination of this Agreement. USD shall not be obligated to perform any additional administrative duties other than those set forth in this Agreement, unless USD and USD Marketing agree, in writing, to such additional duties.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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USD Marketing shall be responsible for providing the following to USD:

1)	any documentation, certification and compliance testing;

2)	any shipping documents including quality and quantity documentation, certificates of analysis;

3)	any documentation, licenses, permits, approvals or other certifications; and

4)	any other information reasonably required by USD;

as required by Applicable Law or which are in any respect required for Product to be received, handled, loaded or stored on behalf USD Marketing at the Gibson Hardisty Terminal, the Transfer Pipeline and the Rail Terminal.

IX.

RESPONSIBILITY FOR LOSS, DAMAGE OR CONTAMINATION

As of the Commencement Date, USD shall not be responsible for Product losses or contamination of Product incurred while such Product is in its custody (including evaporative losses) except when such loss or damage is caused by the negligent actions or omission of USD, its employees, agents, contractors, customers or any person acting on behalf of USD. USD shall not in any event be liable for more than USD Marketing’s actual cost of Product for any such contamination of Product, loss or damage. USD shall not be responsible for any special or consequential damages arising out of such contamination of Product or loss no matter how such damage contamination or loss occurred. Normal and customary batch interface that is created within the Transfer Pipeline and the Rail Terminal when handling Product for USD Marketing shall not be considered contamination of USD Marketing’s Product. For purposes of this section, actual cost shall be defined as the actual invoiced price of Product to USD Marketing without markup or internal charges. Any salvage or residual value received for the damaged or contaminated Product will be promptly paid to USD Marketing and shall be offset against any USD payment obligations to USD Marketing under this Section IX.

X.

AUDITING AND INSPECTION

USD Marketing shall have the right, but not the obligation, beginning on the Effective Date a) to make periodic operational inspections of the Rail Terminal, b) to conduct audits of any pertinent records including, without limitation, those that substantiate

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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USD’s charges to USD Marketing and c) to conduct physical verifications of the amount of Product held at the Rail Terminal for USD Marketing; provided all such inspections shall be made during USD’s normal working hours and after 72 hours notice to USD such that performance of said inspections will not disrupt the Rail Terminal’s operations. All records inspected or audited by USD Marketing shall at all times remain strictly confidential.

XI.

INSURANCE

Without in any way limiting either Party’s obligations, indemnities or liabilities as specified elsewhere in this Agreement, the Parties, during the term hereof, shall maintain (or cause to be maintained) at their own expense the following minimum insurance, with an AM Best Rating of no less than an A-, which are required for compliance with all Applicable Laws:

1)	Such insurance as may be available to cover any risk exposures under workers’ compensation laws of any provincial, federal or other governmental entity and/or regulations of any authorities having jurisdiction over each Parties’ operations hereunder (“Workers’ Compensation Acts”);

2)	Employer’s Liability Insurance with limits of $1,000,000 each occurrence for employment subject to Workers’ Compensation Acts;

3)	Each Party warrants that it shall carry and maintain in force its normal and customary commercial general liability insurance for injury, death or property damage. In addition, each party shall provide coverage for liabilities for a sudden and accidental pollution event. Such insurance shall comply with all legal requirements and shall cover all liabilities or damages occurring at or connected to the Rail Terminal covered by this Agreement and shall have a limit of not less than $10,000,000 per incident/$10,000,000 aggregate; and

4)	Any other insurance as required for compliance with Applicable Laws

Each Party, upon the request of the other Party, shall furnish evidence, satisfactory to such other Party of the above insurance or of self-insurance sufficient for the above coverage. USD Marketing shall name USD as an additional insured on its commercial general liability insurance. USD shall name USD Marketing as an additional insured on its commercial general liability insurance.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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XII.

INDEMNIFICATION

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS SPECIFIED OTHERWISE ELSEWHERE IN THIS AGREEMENT:

1)	USD SHALL, AS SET FORTH IN THIS SUBSECTION XIII (1) AND EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, DEFEND, INDEMNIFY AND HOLD HARMLESS USD MARKETING, ITS AFFILIATES AND THEIR OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FOR AND AGAINST ANY LOSS, DAMAGE, CLAIM, SUIT, LIABILITY, JUDGMENT AND EXPENSE (INCLUDING ATTORNEYS’ FEES AND OTHER COSTS OF LITIGATION) ARISING OUT OF INJURY, DISEASE OR DEATH OF ANY PERSONS OR DAMAGE TO OR LOSS OF ANY PROPERTY, PRODUCT (INCLUDING, WITHOUT LIMITATION THE RAIL TERMINAL), FINE OR PENALTY CAUSED BY USD OR ITS EMPLOYEES OR AGENTS, IN USD’S PERFORMANCE OF THIS AGREEMENT, OR RESULTING FROM ANY BREACH OF ANY OBLIGATION OR REPRESENTATION BY USD, ITS AGENTS, CONTRACTORS OR CUSTOMERS, TO THE EXTENT, AND ONLY TO THE EXTENT THAT SUCH INJURY, DISEASE, DEATH, DAMAGE, LOSS OF PROPERTY OR PRODUCT, OR FINE OR PENALTY HAS BEEN CAUSED BY THE BREACH OF OBLIGATIONS, NEGLIGENCE OR WILFUL MISCONDUCT OF USD, ITS EMPLOYEES, AGENTS, CONTRACTORS OR CUSTOMERS.

2)

USD MARKETING SHALL, AS SET FORTH IN THIS SUBSECTION XIII (2) AND EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, DEFEND, INDEMNIFY AND HOLD HARMLESS USD, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FOR AND AGAINST ANY LOSS, DAMAGE, CLAIM, SUIT, LIABILITY, JUDGMENT AND EXPENSE (INCLUDING ATTORNEYS’ FEES AND OTHER COSTS OF LITIGATION) ARISING OUT OF INJURY, DISEASE OR DEATH OF ANY PERSONS OR DAMAGE TO OR LOSS OF ANY PROPERTY (INCLUDING AND RELATED TO THE RAIL TERMINAL), FINE OR PENALTY CAUSED BY USD MARKETING OR ITS EMPLOYEES OR AGENTS, IN USD MARKETING’S PERFORMANCE OF THIS AGREEMENT, OR RESULTING FROM ANY BREACH OF ANY OBLIGATION OR REPRESENTATION BY USD MARKETING, ITS AGENTS, CONTRACTORS OR CUSTOMERS, TO THE EXTENT, AND ONLY TO THE EXTENT THAT SUCH INJURY, DISEASE, DEATH, DAMAGE, LOSS OF PROPERTY, OR FINE OR PENALTY HAS BEEN

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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CAUSED BY THE BREACH OF OBLIGATIONS, NEGLIGENCE OR WILFUL MISCONDUCT OF USD MARKETING, ITS EMPLOYEES, AGENTS, CONTRACTORS OR CUSTOMERS.

USD or USD Marketing, as applicable, as soon as practicable after receiving notice of any suit brought against it within this indemnity, shall furnish to the other full particulars within its knowledge thereof and shall render all reasonable assistance requested by the other in the defense. Each shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and/or settlement thereof without relieving the other of any obligations hereunder.

The Parties’ liability for damages hereunder is limited to direct, actual damages only and neither Party shall be liable for specific performance, lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform, or the termination of this Agreement.

This Section XII shall survive the expiration or termination of this Agreement.

XIII.

TITLE AND CUSTODY

Title to the Product handled hereunder shall at all times remain with USD Marketing or USD Marketing’s customers (but not with USD). For greater clarity, if USD institutes, seeks relief under or has instituted against it a proceeding (including an interim proceeding) seeking a judgment of insolvency or bankruptcy or any other relief under any Applicable Law respecting bankruptcy, insolvency, fraudulent preferences or other matters affecting the rights of creditors, including the Bankruptcy and Insolvency Act (Canada), the Winding Up and Restructuring Act (Canada) the Companies Creditors Arrangement Act (Canada), or similar federal, state, provincial or foreign legislation having application, or USD has a receiver, administrator, trustee or legal authority appointed over its assets, becomes insolvent or makes a general assignment of its property for the benefit of its creditors (each, an “Insolvency Event”), USD Marketing (or its customers) shall at all times thereafter retain full title and ownership to any Product delivered pursuant to its instructions to the Rail Terminal, and USD shall have no claim to title or ownership thereof.

The Parties acknowledge and agree that USD Marketing will, subject to the terms of this Agreement and the Gibson Rules and Regulations, have care, custody and control of the Product during the transit of Product from the Gibson Hardisty Terminal to the Rail Terminal via the Transfer Pipeline. USD will have care, custody and control of the Product from the time USD Marketing’s Product passes the custody transfer point when

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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being received into the Rail Terminal until the Product leaves the possession of USD at the Rail Terminal custody transfer point, which is designated as the point at which outbound cars being accepted by the rail carrier for departure.

XIV.

DEMURRAGE

Beginning on the Commencement Date, USD shall not be held responsible for any demurrage charges incurred on tank cars except to the extent such delays are due, directly or indirectly to the actions or omission of USD, its employees, agents, contractors, customers or any person acting on behalf of USD (whether negligent or otherwise). If demurrage is assessed to USD, the demurrage charge shall be included in the next invoice from USD to USD Marketing and shall be payable together with the Minimum Monthly Payment and any other applicable charges. Any demurrage assessed to USD Marketing respecting the Transfer Pipeline shall be allocated to USD Marketing in accordance with the Gibson Rules and Regulations. Any demurrage assessed to USD Marketing respecting USD Marketing as the shipper of its railcars shall be handled directly between USD Marketing and the rail carrier under terms of the rail transportation agreement.

XV.

TAXES

USD shall have no liability for taxes, assessments or charges as they may be levied on the Product covered hereunder, including any applicable excise, environmental, inventory, goods and services tax (GST), or personal property taxes. USD shall be responsible for all taxes (including goods and services tax under the Excise Tax Act (Canada) or any successor or parallel federal or Alberta statute that imposes a tax on the recipient of goods and services) relating to the ownership, maintenance and operation of the Rail Terminal. USD Marketing shall have no liability for taxes, assessments, or charges to the extent attributable to the ownership, maintenance or operation of the Rail Terminal.

XVI.

FORCE MAJEURE

For the purposes of this Agreement, “Force Majeure Event” means whether foreseeable or unforeseeable, an event or cause which is beyond the reasonable control of the affected Party and which could not have been prevented or overcome by the exercise of due diligence, including without limitation:

(1)	acts of God having an immediate and direct effect on a Party’s ability to perform its obligations;

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(2)	a federal, provincial, county or municipal order, rule, legislation or regulation materially affecting or prohibiting operations of the Rail Terminal or Transfer Pipeline that is not the result of a breach of obligations of the Party claiming force majeure;

(3)	war, terrorism, acts of public enemies that have an immediate and direct effect on a Party’s ability to perform its obligations;

(4)	strikes, lockouts or other labor disturbances that have an immediate and direct effect on a Party’s ability to perform its obligations;

(5)	riots, explosions, fire, floods, hurricanes that have an immediate and direct effect on a Party’s ability to perform its obligations; or

(6)	a total or partial shutdown in transportation service or other service under the control and direction of a third party other than of USD Marketing with respect to the Transfer Pipeline or the Gibson Hardisty Terminal;

provided that in no event shall lack of funds or changes in economic circumstances be deemed to be a Force Majeure Event.

If a Party is unable to perform or is delayed in performing, in whole or in part, its obligations under this Agreement, other than the obligation to pay funds when due, as a result of a Force Majeure Event, then that Party shall promptly notify the other Party of the Force Majeure Event with reasonably full particulars and timing of such Force Majeure Event. Such Party also shall promptly notify the other Party when the Force Majeure Event terminates or no longer adversely affects its ability to perform under this Agreement. Neither Party shall be liable for any failure or delay in performing any of its obligations under this Agreement so long as and to the extent such failure or delay is due to any Force Majeure Event.

The Party affected by a Force Majeure Event shall be obliged to use commercially reasonable efforts to ameliorate, avoid, or remove the Force Majeure Event as soon as possible. Neither Party shall be required to settle or resolve any type of strikes, lockouts or other labor disturbances. The affected Party shall provide notice to the other Party within twenty-four (24) hours of the initiation of a Force Majeure Event, providing particulars thereof including the expected duration of the event (if known), the expected duration of such Party’s inability to perform, and all other information that is relevant and necessary in the circumstances.

If the Handling Services are not provided as contemplated in this Agreement because of a Force Majeure Event, then USD Marketing shall be responsible to pay the Minimum Monthly Payment that is applicable to the first 30 calendar days of a Force Majeure Event. If the Force Majeure Event lasts beyond 30 calendar days, then no Minimum Monthly Payment shall be payable until the Handling Services resume (any portion of the Minimum Monthly Payment paid in advance but which is not payable pursuant to this

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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provision shall be carried forward and credited towards the next Minimum Monthly Payment becoming due in the next month once the Handling Services resume), and the Term shall be extended for the same duration as the Force Majeure Event.

If the Party affected by a Force Majeure Event is prevented from performing its obligations under this agreement for a period equal to or exceeding one year, then the non-claiming Party shall have the option to terminate this Agreement.

XVII.

DAMAGE OR DESTRUCION TO FACILITY

In the event of damage to or destruction of the Rail Terminal, from whatever cause, USD shall use commercially reasonable efforts to immediately replace or repair the Rail Terminal and to prevent and minimize damage to the Product. Notwithstanding any other provision in this Agreement to the contrary, USD Marketing’s liability for any charges shall abate from the date of the event causing the damage or destruction until the Rail Terminal is replaced, repaired, or otherwise rendered suitable for provision of the Handling Services.

XVIII.

DEFAULT/ TERMINATION

A.	Events of Default:

For the purposes of this agreement, “Event of Default” means:

(1)	the failure to make payment when due under this Agreement, which is not remedied within ten (10) Business Days after receiving notice of such failure;

(2)	being subject to an Insolvency Event that is not dismissed, stayed or cured within forty-five (45) days;

(3)	the failure by either Party to provide and maintain Performance Assurance in accordance with Article XXVII; or

(4)	the failure by a Party to perform any other obligation under this Agreement (other than an obligation specifically covered in this definition as a separate Event of Default), if not remedied or if substantive action has not been commenced to remedy such failure (which action is not thereafter diligently pursued until remedied) within twenty (20) Business Days after receiving notice of such failure, provided that such Party shall have a reasonable opportunity to remedy or commence substantive action to remedy such failure within such twenty (20) Business Days.

B.	Default and Termination:

If an Event of Default occurs and is continuing with respect to a Party (the “Defaulting Party”), the non-defaulting Party may proceed with one or more of the following options:

(1)	terminate this Agreement;

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(2)	file and pursue an action, suit or other court proceeding against the Defaulting Party for damages;

(3)	seek any other appropriate or applicable remedies available at law or in equity; or

(4)	notwithstanding the foregoing, in the event that the defaulting Party that has experienced the Event of Default described in paragraph XIX.A.(2) is USD, USD Marketing may, pursuant to the USD-Gibson Facilities Connection Agreement, assume operatorship from USD in accordance with the terms and conditions in respect thereof.

XIX.

ASSIGNABILITY

This Agreement shall not be assigned, in whole or in part, by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld.

The foregoing notwithstanding, either Party shall have the right to assign this Agreement without prior consent but subject to notice to the other Party as follows: i) to an Affiliate where such Affiliate possesses the knowledge, skill, and expertise to perform the obligations of the assignor of this Agreement and is either an investment grade entity or where the assignee has provided performance assurance reasonably required by the non-assigning Party, or ii) the revenue from this Agreement to a lender only for financing purposes; provided that such assignment for financing purposes shall not assign any of such Party’s obligations under this Agreement, nor relieve such Party of performing any of its duties, responsibilities, or obligations under this Agreement. Any permitted assignee shall also have the right (but not the obligation) to cure any default of the assignor under this Agreement.

XX.

DISPUTE RESOLUTION

In the event of a dispute under this Agreement between the Parties, the Parties shall, as a first step, each appoint a representative within the Party’s company who a) has the authority to settle the dispute between the Parties and b) is not directly involved in the dispute prior to the time of the appointment. Such appointed representatives shall meet in good faith to negotiate a settlement to the dispute. Such meetings between the appointed representatives shall take place on a minimum of two occasions, alternating between each of the Parties’ principal place of business. Such settlement negotiations shall be non-binding upon the Parties until a written agreement is signed by the appointed representative of each Party.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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In the event that the representatives of each Party are unable to reach a mutually agreeable settlement to the dispute within ninety (90) days of the incident or event giving rise to the dispute, such dispute shall be settled by arbitration and the following provisions shall apply:

(1) Either Party may commence an arbitration by delivering a notice in writing to the other Party, setting forth the nature of the dispute (the “Arbitration Notice”).

(2) The Parties shall jointly agree to a single arbitrator who shall be independent and qualified by education and experience to determine the matter in dispute; provided that if the Parties are unable to agree on a single arbitrator within 7 Business Days of the date of receipt of the Arbitration Notice, either Party may apply to a Justice of the Court of Queen’s Bench of Alberta to appoint an arbitrator;

(3) The Arbitration Act (Alberta) (the “Act”) in effect from time to time shall apply to all arbitration proceedings. The Parties shall agree upon the procedure to be used in conducting the arbitration (the “Rules”) within 30 days of the appointment of the arbitrator. If the Parties are unable to agree upon such Rules within such time period, the arbitrator will in its discretion determine the Rules. In the case of a conflict between the provisions of the Act and the Rules, the Act shall prevail. In addition, the Rules shall not conflict with this Article XX unless the Parties so agree in writing;

(4) The arbitrator shall promptly hear and determine the matter in dispute and receive written submissions from each Party with respect to the dispute, and shall be entitled to require either Party to produce such additional information as the arbitrator deems appropriate;

(5) The arbitrator shall make its decision based on the evidence submitted to it by the Parties and will not rely on any evidence which was not so submitted or presented at the hearing;

(6) The arbitrator shall make a decision within 30 days after each of the Parties has made its closing arguments and shall advise the Parties of his or her decision in writing. The decisions of the arbitrator shall be final and binding upon the Parties, and neither Party shall be entitled to seek a rehearing of the dispute or judicial review of the arbitrator’s decision absent fraud or manifest error on the part of the arbitrator;

(7) Each Party shall bear its own costs of preparation for any arbitration. Each Party shall be responsible for one-half (1/2) of the fees of the arbitrator on an ongoing basis, provided that the arbitrator shall have the discretion to allocate costs in a different manner as part of or subsequent to its final award. A Party seeking costs of all or part of the arbitration shall be entitled to make submissions with respect to costs, in such manner as the arbitrator may direct;

(8) All arbitration proceedings are to take place in Calgary, Alberta; and

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(9) The failure of either Party to participate in any arbitration proceeding shall not delay the proceeding. If a Party fails to participate in an arbitration proceeding, the arbitrator shall proceed to consider submissions, to take evidence and to issue a decision as though such Party were a participant in the arbitration proceeding and the decision shall be final and binding on such non-participating Party in accordance with this Article. This arbitration provision shall survive the termination of this Agreement.

XXI.

MODIFICATION

This Agreement shall not be modified or changed except by written instrument executed by the duly authorized officers of the Parties.

XXII.

NOTICES

Any notice required or permitted hereunder by one Party to the other shall be in writing and the same shall be given and shall be deemed to be served and given on the date it is delivered in person to the address set forth hereinafter for the Party to whom the notice is given, or on the date it is placed in the mail, postage prepaid, addressed to the Party at the address hereinafter specified. The addresses for delivery of notices to USD and USD Marketing shall be as specified in Article XXV. From time to time, either Party may designate another address for the purpose of this Agreement by mailing to the other Party notice of such change of address, which shall be effective fifteen (15) days after the giving of such notice.

XXIII.

INDEPENDENT CONTRACTOR

In performing services pursuant to this Agreement, each of USD and USD Marketing is acting solely as an independent contractor maintaining complete control over its employees (as applicable) and operations. USD Marketing shall not be considered an agent of USD, and USD shall be considered an agent of USD Marketing for purposes of the Handling Services.

XXIV.

SPILLS/ENVIRONMENTAL POLLUTION

Beginning on the Commencement Date and with regards to the Rail Terminal, in the event of any Product spill or discharge or other environmental pollution occurring at the

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Rail Terminal, or in connection with USD Marketing’s Product, USD shall take all steps (if any) required under Applicable Laws, including undertaking measures to prevent or mitigate resulting pollution damage. Even if not required by Applicable Laws, USD may nevertheless determine to undertake such measures to mitigate pollution damage as deemed appropriate or necessary by USD or as required by any governmental authorities. USD shall notify USD Marketing immediately of any such operations and shall perform such operations in accord with all Applicable Laws and shall provide a written report to USD Marketing summarizing such operations within a commercially reasonable time.

Both Parties agree USD Marketing shall have no responsibility/liability for any claims, demands or causes of action, suits, damages, liabilities, judgments, losses and expenses (including, without limitation, reasonable attorneys’ fees and costs of litigation) (collectively referred to as “Environmental Claims”) related to or arising out of any violation of any Environmental Law (defined below) relating to any Product spill or discharge or other environmental pollution occurring at the Rail Terminal not otherwise caused by USD Marketing, its agents or contractors, and that USD shall indemnify and hold USD Marketing harmless from any and all such Environmental Claims. For purposes of this section, the term “Environmental Law” means all laws, ordinances, requirements, orders, directives, rules, regulations, and applicable judicial and administrative decisions, orders and decrees of any applicable government affecting the, use, maintenance, operation or occupancy of the Rail Terminal, or any part of the Rail Terminal, whether in force at the present time or passed, enacted or imposed at some time in the future, to the extent applicable to conditions on, under, or about the Rail Terminal, or any part of the Rail Terminal, or arising from use or occupancy thereof, related to pollution, protection of human health or the environment from exposure to hazardous substances, including but not limited to, laws relating to the release or discharge of hazardous substances to the ambient air, surface and subsurface soils, surface water and ground water, or governing the use, generation, storage, transportation, disposal, release, clean-up or control of hazardous substances in, on, or at the Rail Terminal or any part of the Rail Terminal, including but not limited to legislation, regulation or other requirements related to remediation of the Rail Terminal pursuant to (i) the Environmental Protection and Enhancement Act, R.S.A. 2000, c. E-12 and (ii) the Canadian Environmental Protection Act, S.C. 1999, c. 33 and any other applicable environmental statute.

In the event that either Party incurs costs to cleanup or contain a spill or to prevent or mitigate resulting pollution damage, such Party reserves any rights provided by law to recover such costs from the other Party, as well as any third party. In the event a third party is legally liable for such costs and expenses either Party shall provide reasonable cooperation to the other Party for the purpose of obtaining reimbursement.

This Agreement is not intended to, and does not expand the rights and obligations of either Party under law against or to the other Party in connection with liability for costs, damages, fines, and penalties arising from or in connection with environmental pollution.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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XXV.

COMMUNICATIONS

USD Marketing and USD will establish designated telephone, fax and electronic mail contacts between USD Marketing and USD designated personnel. Notices related to this Agreement will be directed to the following:

For USD –

Billing Related To:

C. Robbins

9590 New Decade Drive

Pasadena, Texas 77507

crobbins@us-dev.com

Operations Related To:

K. Schnabel

9590 New Decade Drive

Pasadena, Texas 77507

kschnabel@us-dev.com

For USD Marketing–

Billing Related To: C. Robbins

9590 New Decade Drive

Pasadena, Texas 77507

crobbins@us-dev.com

Operations Related To: K. Schnabel

9590 New Decade Drive

Pasadena, Texas 77507

kschnabel@us-dev.com

XXVI.

NO THIRD PARTY RIGHTS

Nothing in this Agreement shall confer, or be construed to confer, any legal or equitable rights, remedies or claims upon any person or entity that is not a Party, or a permitted assignee of a Party, to this Agreement, except as provided in Section XII (Indemnification) and Section XXX (Gibson Rules and Regulations).

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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XXVII.

PERFORMANCE ASSURANCE

If, in a Party’s reasonable opinion, the other Party’s ability to perform its payment or other obligations under this Agreement is or becomes impaired, such Party may request at any time, and the other Party shall promptly provide (and in any case by the end of the third Business Day following such request) the requesting Party, an irrevocable standby letter of credit (in form and on terms satisfactory to a Party, as applicable, acting reasonably) issued by a Canadian or United States bank with a rating for its senior unsecured debt of at least A- by Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. (or a successor thereto) or A2 by Moody’s Investors Service, Inc. (or a successor thereto), a cash prepayment, or any other form of security acceptable to the receiving Party, in its sole discretion acting reasonably (“Performance Assurance”).

XXVIII.

PUBLIC ANNOUNCEMENTS

No Party shall (or shall permit any of its Affiliates to) issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions or services contemplated hereby without the prior written consent of the other Party; provided that, nothing herein shall prohibit either Party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is, upon advice of counsel, required by Applicable Laws or is an accounting or stock exchange requirement with which the disclosing Party (or its Affiliates) is required to comply with, in which case the Party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of its issuance.

XXIX.

CONFIDENTIALITY

Except as otherwise provided herein, this Agreement, the terms contained herein and all business information of a proprietary or confidential nature disclosed by one Party to the other under the terms hereof (collectively, the “Confidential Information”) shall be kept confidential and shall not, without the prior written consent of the other Party, be disclosed to any person other than a Party’s Affiliates and their respective directors, officers, employees, agents, consultants, contractors, advisors and other personnel (collectively, “Representatives”) who have a reasonable need to know such information.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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In addition, all information received by one Party (together with such Party’s Affiliates, the “Receiving Party”) from the other Party (together with such Party’s Affiliates, the “Disclosing Party”) in connection with the matters contemplated in this Agreement shall be kept confidential and shall not be disclosed by the Receiving Party to any person other than its Representatives who have a reasonable need to know such information. Notwithstanding the foregoing, the obligations with respect to confidentiality shall not apply in respect of information which:

(i)	is publicly available other than as a direct or indirect result of any disclosure which is prohibited under this Agreement;

(ii)	was received by the Receiving Party from a third party (other than the Disclosing Party or any of its Representatives) who, to the knowledge of the Receiving Party, after reasonable inquiry, was not under an obligation of secrecy to the Disclosing Party in respect of such information at the time such information was provided to the Receiving Party;

(iii)	was, prior to the receipt thereof from the Disclosing Party, in the possession of the Receiving Party and was not governed by any other secrecy obligation to the Disclosing Party or was subsequently independently developed by the Receiving Party or any of the Representatives of the Receiving Party not having knowledge of the Confidential Information;

(iv)	is required to be disclosed by Applicable Laws (including for clarity rules of any stock exchange to which the Receiving Party (or its Affiliates) is subject);

(v)	which must be disclosed in order for either Party to (a) make transportation and storage arrangements and nominations for Product volumes, and (b) to fulfill all obligations under this Agreement; or

(vi)	is disclosed between USD and USD Marketing in connection with their performance of the Handling Services.

This Section shall survive the expiration or termination of this Agreement for a period of one (1) year.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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XXX.

GIBSON RULES AND REGULATIONS

The Parties acknowledge and agree that:

1.	the acceptance, handling and storage of all Product by USD Marketing at the Gibson Hardisty Terminal and the acceptance, handling and transfer of all Product via the Transfer Pipeline hereunder shall be subject to the terms and conditions of the rules and regulations applicable to the Gibson Hardisty Terminal, as amended from time to time by Gibson in its sole discretion (the “Gibson Rules and Regulations”). A copy of the Gibson Rules and Regulations in effect as of the Effective Date have been attached hereto as Exhibit “D” for reference purposes;

2.	USD, or its customer, shall be deemed a “Shipper” as such term is defined in the Gibson Rules and Regulations and shall have all the rights, protections and remedies with respect to Product provided pursuant to the Gibson Rules and Regulations in connection with any services provided by USD Marketing respecting the Transfer Pipeline hereunder;

3.	if there is any conflict or inconsistency between this Agreement and the Gibson Rules and Regulations, the Gibson Rules and Regulations shall prevail; and

4.	this provision shall survive the expiration or termination of this Agreement.

XXXI.

MISCELLANEOUS

If any section or provision of this Agreement or any exhibit or rider hereto shall be determined to be invalid by Applicable Law, then for such period that the same is invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

Time shall be of the essence in this Agreement.

The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation.

Normal industry practice shall apply with respect to all matters not expressly covered within this Agreement.

This Agreement shall be governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein in the construction of the terms and provisions hereof and in the determination of the rights and obligations of the Parties hereunder. The Parties irrevocably and unconditionally agree that any suit, action or other legal proceeding (collectively, “Suit”) arising out of this Agreement shall be brought and adjudicated in the courts of the Province of Alberta and all courts of appeal therefrom for all purposes hereof. The Parties irrevocably and unconditionally agree to submit to the exclusive jurisdiction of any such court for the purposes of any such Suit and waive and agree not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that such Party is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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This Agreement, including any Exhibit attached hereto, constitutes the entire agreement of the Parties regarding the matters contemplated herein or related thereto, and no representations or warranties shall be implied or provisions added hereto or otherwise modified in the absence of a written agreement to such effect between the Parties hereafter.

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

After the Effective Date, each Party shall from time to time, and at all times, do such further acts and execute and deliver all such further documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

This Agreement may be executed in counterparts and all executed counterparts together shall constitute one agreement. Signature pages from separate counterparts may be faxed or sent by other electronic means (such as an email exchange of .pdf, .tif or similar files) and may be combined to form a single counterpart. This Agreement shall not be binding upon any Party unless and until executed by both Parties.

(The remainder of this page was intentionally left blank. Signature page to follow.)

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXECUTED EFFECTIVE AS OF THE EFFECTIVE DATE SET FORTH HEREIN:

USD TERMINALS CANADA ULC

By:	/s/ Chris Robbins

Name:	Chris Robbins

Title:	Controller

USD MARKETING LLC

By:	/s/ Bill Swan

Name:	Bill Swan

Title:	Vice President

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit “A”

Quality Assurance Procedures/ Specifications

All Product handled under this Agreement shall be Canadian crude oil (as such term is defined under the provisions of the Oil and Gas Conservation Act, R.S.A. 2000, c. O-6) of typical crude oil characteristics as produced in Canada, not requiring heated systems, and with the producers following normal field production processing for separation of the oil to be shipped out via railcars free from the gas, sand any and other foreign materials. The Product shall not have excess light ends remaining within the crude oil resulting in the crude oil having its Reid Vapor Pressure (“RVP”) elevated to unacceptable levels for the safe and environmentally compliant handling of the Product both during rail transit and at the Rail Terminal. USD shall not be required to accept any Product for transport via railcars or to be handled at the Rail Terminal that exceeds an RVP of 11.0, or a hydrogen sulphide level of 20 parts per million, or a viscosity of more than 380 centistokes and USD reserves the right to reject any Product that exceeds such specifications.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit “B”

Scheduling Procedure

For Rail Shipments:

USD Marketing will provide USD the initial volume nomination for receipt and delivery during the calendar month by the 26th of the month two months prior to delivery. Such two months prior nomination shall be refined by the 26th of the month one month prior to delivery, including a mutually agreeable outbound train loading schedule. Any revision to the initial two months prior scheduled volume nomination should be made during the one month prior to delivery refinement, however, any volume revision should not exceed +/- 10% of the initial volume unless mutually agreed by USD and USD Marketing. The final agreed schedule will be published between the Parties prior to the beginning of the operating month. The Parties shall seek to schedule and operate the trains in order to move the nominated volumes in a reasonable manner such that all aspects of the operations would operate in a manner typical of the rail terminaling and railroad logistics industry.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit “C”

All rail cars delivered into the Terminal shall be between 58’-6.5” – 59’ 6.5” feet in length over pulling faces unless agreed to in advance by USD.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit “D”

Gibson Rules and Regulations

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

GIBSON ENERGY PARTNERSHIP

Rules and Regulations

Governing the Use of the

Gibson Hardisty Terminal and the Gibson Pipelines

GENERAL APPLICATION

These Rules and Regulations apply to and govern the use of the Gibson Facilities, which include the Gibson Provost Pipeline System, the Gibson Bellshill Lake Pipeline System and the Gibson Hardisty Terminal, for the transportation and terminalling of Crude Petroleum, and any goods and services ancillary thereto provided by Gibson, from and after the effective date set out below. By Tendering Crude Petroleum to a Gibson Facility and/or by delivering a Notice of Shipment to Gibson, a party accepts these Rules and Regulations as legally binding on the terms contained herein, as such terms may be amended from time to time by Gibson. In the event of a conflict between the provisions of these Rules and Regulations and any individual Toll Schedule or specific written agreement with a party, the provisions of the individual Toll Schedule or the specific written agreement will take precedence.

TARIFF NO. 100

Replaces all previously issued Rules and Regulations applying to the Gibson Provost Pipeline

System, the Gibson Bellshill Lake Pipeline System and the Gibson Hardisty Terminal.

ISSUED: December 13, 2004	EFFECTIVE: January 1, 2005

ISSUED BY: A. S. (Stew) Hanlon, Vice-President,

Oil Operations and Business Development

GIBSON ENERGY PARTNERSHIP

1700, 440 – 2nd Avenue S.W.

Calgary, Alberta T2P 5E9

www.gibsons.com

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

RULES AND REGULATIONS

1.	DEFINITIONS

The following definitions shall apply in these Rules and Regulations and to the schedules attached hereto:

“API, ASTM and MPMS” mean American Petroleum Institute, American Society for Testing Materials and API Manual of Petroleum Measurement Standards, respectively.

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Alberta.

“COLC” means the Crude Oil Logistics Committee.

“Crude Petroleum” means the liquid hydrocarbon product of oil or gas wells, oilsands plants or the liquid hydrocarbon product derived from the processing of gas, or a mixture of such liquids, and includes natural gasoline, and pentanes plus or mixtures thereof.

“Crude Petroleum Specifications” means the specifications of Crude Petroleum stated in Section 7 of these Rules and Regulations and as further detailed in Schedule 1 attached hereto, all as may be revised from time to time by Gibson.

“Cubic Metre” means a cubic metre of Crude Petroleum at a temperature of 15° Celsius and at a pressure of 0 kPa gauge.

“Delivery Point” means the locations on the Gibson Facilities at which Gibson on behalf of Shippers delivers Crude Petroleum to a downstream pipeline, terminal or other facility.

“Diluent” means any hydrocarbon or mixture of hydrocarbons that when blended with Crude Petroleum will result in a reduction of the density and/or viscosity of the resulting blend. Diluent shall also include drag reducing agents if such agents are utilized by Gibson to increase the capacity of the Gibson Facilities.

“Financial Assurances” shall have the meaning defined in subsection 27(b).

“Force Majeure” shall have the meaning defined in subsection 25(b).

“Gibson” means Gibson Energy Partnership.

“Gibson Facilities” means the Gibson Hardisty Terminal and/or the Gibson Pipelines, as the context requires.

“Gibson Hardisty Terminal” means the Crude Petroleum and Diluent receipt, blending, storage and delivering facilities, owned by Gibson Energy Ltd. and operated by Gibson, located at LSD 4 of Section 29-042-09-W4M near Hardisty, Alberta.

“Gibson Pipelines” means the Provost Pipeline System and Bellshill Lake Pipeline System, each owned by Gibson Energy Ltd. and operated by Gibson, which transport Crude Petroleum from various Receipt Points to the Gibson Hardisty Terminal.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“LACT Equipment” means lease automatic custody transfer equipment located at each Receipt Point to the Gibson Pipelines which is used to measure the volume and Quality of Crude Petroleum for transfer of custody of the Tendered Crude Petroleum from the owner or operator of the production facility to Gibson.

“Measurement Equipment” has the meaning defined in section 8(a).

“Non-Specification Crude Petroleum” means Crude Petroleum which does not meet the Crude Petroleum Specifications.

“Notice of Shipment” has the meaning defined in section 3(b).

“Quality”, and any derivative thereof, means the characteristics set out in the Crude Petroleum Specifications of the Crude Petroleum Tendered to the Gibson Facilities as determined by Gibson or a Gibson-recognized third party laboratory.

“Quality Certificate” means a certificate of analysis from a Gibson-recognized third party laboratory showing at a minimum, unless otherwise specified by Gibson, the density, sulphur content, vapour pressure, sediment & water content and viscosity (viscosity at a minimum of two temperatures), of the Crude Petroleum Tendered or to be Tendered to the Gibson Facilities, which analysis shall be conducted in accordance with the standards set out in the Crude Petroleum Specifications or if no standard is specified, as specified by Gibson.

“Receipt Point” means a location on the Gibson Facilities where facilities have been provided to permit a Shipper to Tender Crude Petroleum.

“Shipper” means a party who provides a Notice of Shipment and/or Tenders Crude Petroleum, or on whose behalf Crude Petroleum is Tendered, to the Gibson Facilities or a party to whom ownership of Crude Petroleum is transferred in the Gibson Facilities or a party to whom Crude Petroleum is consigned for delivery at a Delivery Point and shall include, where the context so requires, the owner or operator of the facility from which Crude Petroleum will be Tendered to a Receipt Point.

“Shipper’s Balance Report” has the meaning defined in section 9(b).

“Tender”, and any derivative thereof, means the delivery of Crude Petroleum to Gibson at a Receipt Point for transportation on the Gibson Facilities from the Receipt Point to one or more Delivery Points.

“Toll Schedule” means the schedules of tolls, fees, charges and deductions published by Gibson from time to time.

“Weathered” means Crude Petroleum which when left in a container open to atmospheric conditions for a period of at least 24 hours does not experience a change in volume greater than 0.2% or density greater than 2 kg/m³, other than those changes attributable to a change in the temperature of such Crude Petroleum.

“Working Stock” means the Crude Petroleum and Diluent volumes required, as determined from time to time by Gibson; i) to fill the Gibson Pipelines and the piping associated with the Gibson Hardisty Terminal and, ii) to provide the inventory for operating and scheduling purposes in the tanks associated with the Gibson Pipelines and the Gibson Hardisty Terminal.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.	COMMODITY

These Rules and Regulations cover transportation and terminalling of Crude Petroleum and Diluent in the Gibson Facilities and no other commodity will be accepted unless specifically approved in advance and in writing by Gibson.

3.	TENDERS AND FORECASTS

(a)	Unless otherwise specified, Gibson will operate the Gibson Facilities under the forecasting, nomination and reporting procedures as set out by the COLC, as revised from time to time.

(b)	Crude Petroleum Tendered to the Gibson Facilities shall be nominated by Shipper on a properly executed notice of shipment (the “Notice of Shipment”), submitted by Shipper, indicating the applicable Receipt Points, transfers, Delivery Points and the amount of Crude Petroleum forecast to be Tendered to the Gibson Facilities and any other information as may be required by Gibson from time to time. A separate Notice of Shipment shall be submitted for each calendar month in accordance with procedures set forth by the COLC, from time to time. Shipper agrees that Gibson may rely upon the Notice of Shipment in operation of the Gibson Facilities and may supply such Notice of Shipment to any party: (i) nominating transportation for the quantities to which the Notice of Shipment pertains on the immediately downstream pipeline, terminal or other facility; or (ii) purchasing the quantities to which the Notice of Shipment pertains.

(c)	Gibson may refuse to accept Crude Petroleum unless satisfactory evidence is furnished that Shipper has made provisions for prompt delivery thereof to a Delivery Point or for storage pursuant to Section 15.

(d)	Gibson reserves the right to restrict Tenders or deliveries based on weekly projections (Shipper Position Report), issued by Gibson, to balance a Shipper’s inventory position to its proportionate share of Working Stock plus any storage volumes pursuant to Section 15 and to coordinate deliveries with the schedules of the immediately downstream pipeline, terminal or other facility.

(e)	In the event that Gibson relies on the Notice of Shipment or provides such Notice of Shipment to any person as provided for in subsection 3(b), and Shipper fails to meet the Notice of Shipment (other than as a result of a valid event of Force Majeure hereunder), or fails to give notice to Gibson of an event of Force Majeure as required, hereunder, in addition to and without limiting any other remedies of rights Gibson may have hereunder or at law for such failure to Tender, Shipper shall indemnify and hold Gibson harmless from and against all liability, damages, suits, charges, penalties, costs or expenses which Gibson may incur or be liable to any person, including loss to Gibson itself, whether directly or by contractual assumption or indemnification as a result of Shipper’s failure to Tender the Crude Petroleum in accordance with the Notice of Shipment or the failure to give notice to Gibson of an event of Force Majeure as required hereunder.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f)	Shipper shall endeavor to Tender Crude Petroleum to Receipt Points in equal daily quantities. At Receipt Points on the Gibson Pipelines, Gibson will normally accept Tenders on a ratable daily basis at an hourly flow rate as may be set or specified from time to time by Gibson. Shipper shall endeavor to Tender Crude Petroleum at a consistent Quality.

(g)	If Gibson changes its equipment or standard operating practices due to inconsistent Quality, or a change from the historical average Quality, of Tendered Crude Petroleum, the costs arising from such changes shall be borne by Shipper.

(h)	Gibson shall not be required to accept Crude Petroleum Tendered to the Gibson Pipelines in quantities of less than the quantities specified in a Toll Schedule, as may be revised from time to time by Gibson, unless the Shipper has entered into an agreement with Gibson allowing Tenders less than the specified quantities.

4.	APPLICATION OF TOLLS

Crude Petroleum Tendered for transportation or terminalling shall be subject to the tolls in effect on the date of Tender to the Gibson Facilities irrespective of the date of nomination or delivery to the immediately downstream pipeline, terminal or other facility. The tolls charged to a Shipper shall be allocated as to the quantity and types of Crude Petroleum Tendered in accordance with the applicable Toll Schedule.

5.	APPORTIONMENT OF CAPACITY

If Crude Petroleum is Tendered to the Gibson Facilities in amounts beyond the available capacity of the Gibson Facilities or applicable immediately downstream pipeline, terminal or other facility or in amounts which would lead to an accumulation of excessive Working Stock, Gibson may suspend or apportion acceptance of Crude Petroleum while such conditions exist without any claim for damages against Gibson. Gibson may also suspend or apportion acceptance of Crude Petroleum without any claim for damages against Gibson if Gibson is restricted in any way from receiving Crude Petroleum into the Gibson Facilities; or if Gibson is restricted in any way in delivering Crude Petroleum to the applicable immediately downstream pipeline, terminal or other facility. Gibson’s determination of apportionment of the available capacity among Shippers shall be final. Gibson, at any time, does not guarantee shipment of any Crude Petroleum from a Shipper’s facilities and is not responsible in any way for alternate transportation of Crude Petroleum during periods of suspension or apportionment.

6.	FACILITIES and ACCESS

(a)	Gibson will receive Crude Petroleum and Diluent only at the Gibson Hardisty Terminal or at established Receipt Points on the Gibson Pipelines and only when Shipper arranges for or provides facilities at those Receipt Points satisfactory to Gibson. Upon request Gibson will identify the established Receipt Points.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	At Receipt Points on the Gibson Pipelines, Shipper shall arrange for or provide and maintain sufficient tankage for a minimum of 24 hours of average Crude Petroleum production or otherwise as determined by Gibson. Lines shall be provided and maintained from the tanks to the tank firewall and shall be a minimum of 219.0 millimeters in diameter or larger if stipulated by Gibson. The tank nozzle and all valves on the line shall be full opening and of a size at least equal to the line size; the nozzles must be installed a minimum of 1,000 millimeters above the tank floor all valves on the tanks must be provided with equipment to allow sealing and there shall be no branch connections on the line between the tankage and Gibson’s connection to the line outside the firewall. The tanks shall also contain a 76.2 millimeter nozzle located 1,000 millimeters above the tank floor and suitable for the installation of a hydrostatic tank level transmitter. The tanks must be provided with a proper stairway and walkway and these must be maintained to current safety standards. All tanks from which shipments are Tendered must be equipped with appropriately sized thief hatch. The minimum size of tank from which shipments will be accepted is 80 cubic meters.

(c)	Shipper hereby grants to Gibson the right to install and maintain pipelines, piping manifolds, LACT Equipment, pumping equipment, control equipment and power service facilities upon and across surface lands held by Shipper in connection with the production of the Crude Petroleum Tendered for transportation hereunder.

(d)	Shipper shall provide and maintain all weather access roads to the LACT Equipment and Gibson shall be allowed full and free use of roads built and/or owned by Shipper when in Gibson’s opinion their use is required for access to and the operation or maintenance of the Gibson Pipelines.

(e)	Gibson shall have the right to enter upon the premises and facilities of the Shipper at the Receipt Point and shall have access to any and all tanks, storage receptacles, meters or other production or storage equipment or facilities for the purpose of inspection, measurement, testing, installing, operating, or maintaining any equipment or facilities in connection with the Gibson Pipelines or LACT Equipment.

(f)	Shipper shall require the owner or operator of a facility from which Crude Petroleum is Tendered to give Gibson sufficient notice in advance of any changes to such facilities or the operation thereof which will cause or have a reasonable probability of causing a material change in the quantity or Quality of the Crude Petroleum Tendered from such facility. For the purposes of this subsection, “material change” shall mean a change that may or will affect the accuracy of quantity or Quality measurement, the density or sulphur parameters used in calculating the equalization adjustment, the quantity of Diluent used for blending the Tendered Crude Petroleum, the capacity or continued suitability of the current Receipt Point facilities and the integrity of the Gibson Facilities or the continued safe and reliable operation thereof. In the event that no notice or insufficient notice is given, Gibson may limit or refuse Tenders of Crude Petroleum until Gibson has determined that the material change will have no adverse impact or until mitigating measures have been agreed to between Gibson and Shipper.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.	CRUDE PETROLEUM SPECIFICATIONS

Gibson reserves the right to refuse to accept any Crude Petroleum which does not meet the Crude Petroleum Specifications. The Crude Petroleum Specifications shall be as set out in these Rules and Regulations and the schedules attached hereto, which Crude Petroleum Specifications Gibson reserves the right to change from time to time upon notice to Shippers. Crude Petroleum Tendered to the Gibson Facilities shall be marketable, clean, Weathered, settled and free of foreign material. It shall not contain hydrogen sulphides, organisms, gases, waxes, impurities or any other contaminants with physical, chemical or biological characteristics, or in such quantities, that may cause disadvantage to Gibson or be of a nature which adversely affects the quantity or Quality measurement of the Crude Petroleum or the ability of the Crude Petroleum to be transported in the Gibson Facilities or be objectionable to governmental authorities having jurisdiction over the Gibson Facilities or the immediately downstream pipeline, terminal or other facility. Furthermore:

(a)	Shipper represents and warrants to and in favour of Gibson and each of Gibson’s other Shippers that all Crude Petroleum Tendered to the Gibson Facilities by or on behalf of Shipper will meet or exceed the Crude Petroleum Specifications. When Shipper becomes aware that Non-Specification Crude Petroleum has been Tendered it shall promptly cease such further Tenders and advise Gibson that such Tenders have occurred. Shipper shall indemnify and hold Gibson and each of Gibson’s other Shippers harmless from and against all liability, loss, damage, destruction, costs, claims, charges, levies, expenses, penalties or harm (including, without limitation, contractually assumed liability; damage to or loss of Quality of Crude Petroleum owned or controlled by Gibson or Gibson’s other Shippers; operator call out costs; or biocide injection costs) which occurs or arises out of any Crude Petroleum Tendered to the Gibson Facilities by or on behalf of Shipper failing to meet the Crude Petroleum Specifications.

(b)	Prior to the first Tendering of Crude Petroleum to the Gibson Facilities Shipper shall supply a current and representative Quality Certificate of the Crude Petroleum. Thereafter Gibson may, but shall have no obligation to, require Shipper to provide a current and representative Quality Certificate for the Crude Petroleum Tendered or to be Tendered to the Gibson Facilities by or on behalf of Shipper.

(c)	Gibson shall be entitled to rely upon Shipper’s and each of Gibson’s other Shippers’ representations, warranties and indemnities in subsection 7(a) as to the Quality of the Crude Petroleum Tendered to the Gibson Facilities by or on behalf of Shipper or Gibson’s other Shippers, without any investigation, inquiry, sampling or testing of the Crude Petroleum by Gibson. Shipper hereby waives all claims, rights, actions and damages which Shipper now has, or may hereafter have against Gibson for any liability, damage, destruction, loss of Quality or harm suffered by Shipper which occurs or arises out of Gibson’s acceptance in the Gibson Facilities of any Non-Specification Crude Petroleum from Gibson’s other Shippers, including without limitation, contractually assumed liability and damage to or loss of Quality of Crude Petroleum owned or controlled by Shipper, and Shipper agrees not to pursue Gibson for any such harm it may suffer.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)	Shipper recognizes and agrees that it is not always practical for Gibson to test Crude Petroleum prior to Gibson’s acceptance of Crude Petroleum into the Gibson Facilities and that samples of the Crude Petroleum may be taken by Gibson and may be tested after acceptance. Except as provided in Section 8, Gibson assumes no responsibility to conduct any sampling or otherwise monitor the Quality of Crude Petroleum accepted into the Gibson Facilities. Shipper agrees that Gibson shall be entitled to use the results of any Quality testing conducted by Gibson, conducted on its behalf or provided to it by a third party in determining any action allowed or provided for under these Rules and Regulations that are dependant on the Quality of the Tendered Crude Petroleum.

(e)	Upon Gibson becoming aware of any Non-Specification Crude Petroleum in the Gibson Facilities that when commingled in the Gibson Facilities with Crude Petroleum meeting the Crude Petroleum Specifications would be objectionable to the immediately downstream pipeline, terminal or other facility, Gibson shall consult with the Shipper who Tendered the Non-Specification Crude Petroleum and each of Gibson’s other Shippers whose Crude Petroleum has been commingled with the Non-Specification Crude Petroleum concerning the timing of dealing with and the disposition of such Non-Specification Crude Petroleum as well as any Crude Petroleum which has been commingled with Non-Specification Crude Petroleum. Gibson shall have the final decision as to the ultimate disposition of any Non-Specification Crude Petroleum as well as any Crude Petroleum which has been commingled with Non-Specification Crude Petroleum in the Gibson Facilities. Gibson may require payment of additional charges for the terminalling, storage, handling and disposal of Non-Specification Crude Petroleum as well as any Crude Petroleum which has been commingled with Non-Specification Crude Petroleum. Shippers owning or controlling such Non-Specification Crude Petroleum shall be responsible for payment to Gibson of such additional charges that may be payable for the Non-Specification Crude Petroleum as well as the Crude Petroleum with which it has been commingled.

8.	MEASUREMENT, TESTING AND DEDUCTIONS

All measurement, testing, calculation and reporting of Crude Petroleum quantities and Qualities will at a minimum be performed in accordance with the requirements of governmental authorities having jurisdiction over the Gibson Facilities and in accordance with these Rules and Regulations, including Schedule 1.

(a)	The quantity of Crude Petroleum Tendered to a Receipt point may be determined by metering, tank gauging or weigh scales (“Measurement Equipment”, which shall also include if applicable, LACT Equipment and any additional equipment associated with quantity or Quality determination). If Gibson operates the Measurement Equipment, Gibson will carry out calibration of the Measurement Equipment. If Gibson does not operate the Measurement Equipment: i) Gibson shall be given sufficient notice by the operator prior to any calibration or change to the Measurement Equipment, ii) Gibson may require that the operation or calibration of the Measurement Equipment be verified and iii) Gibson shall be entitled to have its representative present during such calibration, change or verification. If tank gauges are used, quantities shall be computed from correctly compiled tank tables on a 100% volume basis. Regardless of the method of quantity measurement, the quantity or Quality of the Crude Petroleum Tendered may be

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

determined by Gibson and at Gibson’s sole discretion it may apply the results of its determination. Shipper may be present or represented during calibration or measurement performed by Gibson. The results of such calibration or measuring by Gibson shall be final.

(b)	In the event that the Tendered Crude Petroleum is found to be Non-Specification Crude Petroleum, in addition to other remedies contained in these Rules and Regulations Gibson shall be entitled to deduct the penalty adjustments specified in Schedule 1.

(c)	The measured Crude Petroleum quantity will be corrected from the temperature and pressure at which it was measured to 15° Celsius and 0 kPag or equilibrium pressure, as applicable, using the applicable MPMS procedures. The corrected quantity of Crude Petroleum shall be further adjusted by the meter calibration factor, if applicable, and then the quantity of sediment & water shall be deducted and any additional applicable penalties, adjustments and deductions shall be determined using the adjusted corrected quantity.

(d)	The density of the Crude Petroleum Tendered into the Gibson Facilities shall be determined in accordance with one or more of the procedures listed in Schedule 1 and the observed density shall be corrected to 15° Celsius using the applicable MPMS procedures.

(e)	Gibson shall have the right to make adjustments to the measured quantity of Crude Petroleum for losses that may result from accepting Tenders; i) that have not been fully Weathered, or ii) that consist of mixtures of different Crude Petroleums which may not have been fully blended prior to Tendering. Such deductions shall be determined and applied at Gibson’s sole discretion.

(f)	Gibson may, at its sole discretion, determine and apply an adjustment to the measured quantity of Crude Petroleum Tendered or delivered if the temperature, density, viscosity or any other characteristic of the Crude Petroleum Tendered or delivered has changed or fluctuated, during the period of time covered by a custody transfer ticket, to such an extent as to materially affect the accuracy of quantity measurement.

(g)	In addition to the foregoing adjustments, Gibson shall have the right to implement a loss allowance deduction or charge, at a rate to be specified from time to time in the Toll Schedule.

9.	EVIDENCE OF RECEIPTS AND DELIVERIES

(a)	Tenders of Crude Petroleum accepted by Gibson into the Gibson Facilities and deliveries of Crude Petroleum to Delivery Points shall be sufficiently evidenced by tickets, computer printouts or computer data, which shall be verified by a representative of Gibson showing the date, source facility, quantity, density, sediment & water content, temperatures, corrections, adjustments and deductions.

(b)	Gibson shall account to each Shipper for each month for the volume of Crude Petroleum Tendered for its account by generating a report of Shipper’s opening inventory, Tenders, transfers, deliveries, corrections, adjustments, deductions, Diluent allocation, required Working Stock and closing inventory (“Shipper’s Balance Report”).

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	If any error or omission shall occur in a Shipper’s Balance Report or other report issued by Gibson, Gibson shall use all commercially reasonable efforts to correct and reissue the Shipper’s Balance Report or other report within three (3) Business Days following notification by Shipper, or realization by Gibson, that an error or omission has occurred. Gibson shall use all commercially reasonable efforts to advise all affected parties of the required revisions as soon as practical. Revisions that are not shown for the current month will be shown in the Shipper’s Balance Report or other report for the next following month.

10.	COMMON STREAMS

(a)	Gibson may handle common streams of Crude Petroleum in the Gibson Facilities which common streams shall be designated, from time to time, by Gibson. Gibson shall designate the Quality range of each common stream from time to time.

(b)	The acceptance of any Crude Petroleum in the Gibson Facilities shall be on the condition that such Crude Petroleum shall be subject to such changes in Quality, quantity and value as may result from its mixture while in the common stream designated by Gibson.

(c)	Gibson shall be under no obligation to make delivery of the identical Crude Petroleum received from Shipper, and shall make delivery only out of the common stream designated by Gibson.

11.	DILUENT and BLENDING

(a)	To the extent Gibson deems that it is necessary to do so, at Gibson’s sole discretion, Gibson will blend the Tendered Crude Petroleum with Diluent for transportation and terminalling on the Gibson Facilities and to meet the density or viscosity requirements at the Delivery Point to the immediately downstream pipeline, terminal or other facility, or to meet such other specifications as may be requested by Shipper and agreed to by Gibson. The amount and type of Diluent used by Gibson for blending with Shipper’s Crude Petroleum shall at all times be in Gibson’s sole discretion. Gibson may blend and commingle Shipper’s Crude Petroleum and Diluent at one or more locations of Gibson’s choosing in its sole discretion.

(b)	Gibson will use commercially reasonable efforts to obtain sufficient quantities of Diluent for blending but if an insufficient quantity of Diluent is available to blend all Shippers’ Tendered Crude Petroleum, Gibson may suspend or restrict Tenders in accordance with the applicable provisions of Section 5. Gibson will charge Shipper and Shipper shall pay Gibson for the quantity of Diluent used to blend Shipper’s Crude Petroleum, based on the volume and density, determined pursuant to Section 8, of the Crude Petroleum

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Tendered by the Shipper each month at the prices posted by Gibson for Diluent in the month. Gibson may charge a fee for blending Crude Petroleum at rates specified by Gibson from time to time in a Toll Schedule.

(c)	Gibson shall also be entitled to charge the applicable Shipper(s) and such Shipper(s) shall pay Gibson for additional costs and losses arising from shortfalls or surpluses in Diluent volumes arising from revisions of Notices of Shipment quantities after the first deadline for submission thereof and from material shifts in the Quality of Tendered Crude Petroleum compared to recent historical average Qualities or forecast Qualities, as applicable.

(d)	Gibson will charge Shipper and Shipper shall pay Gibson, at rates determined and specified by Gibson from time to time, for the volumetric shrinkage that occurs when Crude Petroleum and Diluent are blended. The method to be used for calculating the quantity of blending shrinkage shall be the applicable method specified in Schedule 1.

12.	INTRATERMINAL TRANSFERS

Intraterminal transfers of Crude Petroleum in the Gibson Hardisty Terminal may be allowed at Gibson’s discretion; provided that, the Shipper on whose behalf the Crude Petroleum was Tendered shall be responsible for the payment of all charges (including but not limited to equalization adjustments, shrinkage of volumes, Diluent allocation, corrections, adjustments and deductions), provision of Working Stock, indemnities and other obligations in respect of the Crude Petroleum prior to the transfer, and the successor Shipper shall be responsible for the payment of all charges (including but not limited to equalization adjustments, shrinkage of volumes, Diluent allocation, corrections, adjustments and deductions), provision of Working Stock, indemnities and other obligations in respect of the Crude Petroleum subsequent to the transfer. Gibson shall not be obligated to recognize any intraterminal transfer unless it receives a transfer request, in writing, from both the Shipper on whose behalf the Crude Petroleum was Tendered and the successor Shipper within one (1) Business Day of the initial transfer request. The transfer requests shall indicate the party to which the transfer is to be made, the quantity of Crude Petroleum to be transferred, its location and any other information as may be specified by Gibson, from time to time. Notwithstanding the foregoing, Gibson may refuse to accept a transfer request unless: i) Gibson is satisfied the successor Shipper has the capacity to perform any financial obligations which arise from the transportation and handling of the Crude Petroleum or the successor Shipper provides Gibson satisfactory Financial Assurances; ii) Gibson is provided satisfactory evidence of the transfer of the Crude Petroleum to another Shipper and that such transfer has been accepted by the successor Shipper; and, iii) satisfactory evidence is furnished by the successor Shipper that it has made provision for prompt delivery of the Crude Petroleum at a Delivery Point or arrangements satisfactory to Gibson have been made for the storage of the Crude Petroleum pursuant to Section 15. Gibson may charge fees for intraterminal transfers as specified from time to time on the applicable Toll Schedule.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.	INTERTERMINAL TRANSFERS

Interterminal transfers of Crude Petroleum involving the Gibson Hardisty Terminal may be allowed at Gibson’s discretion; provided that, Shipper will be responsible for the payment of all charges (including but not limited to equalization adjustments, shrinkage of volumes, Diluent allocation, corrections, adjustments and deductions), provision of Working Stock, indemnities and other obligations in respect of the Crude Petroleum while in the Gibson Hardisty Terminal. Gibson shall not be obligated to accept any interterminal transfer unless it receives a transfer request, in writing, from Shipper before the transfer as well as written approval of the transfer from the other terminal involved in the transfer. The transfer request shall indicate the initiating and receipt terminal between which the transfer is to be made, the stream and quantity of Crude Petroleum to be transferred, its location and any other information as may be specified by Gibson, from time to time. Notwithstanding the foregoing, Gibson may refuse to accept a transfer request unless satisfactory evidence is furnished that Shipper has made provision for prompt delivery thereof at the applicable Delivery Point. Gibson may charge fees for interterminal transfers.

14.	WORKING STOCK

As a condition precedent to accepting Tenders for any Crude Petroleum hereunder, Gibson may require that any Shipper Tendering Crude Petroleum to the Gibson Facilities provide at no cost to Gibson a pro rata share of the Working Stock. The pro rata calculation of quantity will be based on a Shipper’s relative share of volume Tendered into the applicable segment or facility of the Gibson Facilities for the current month.

15.	STORAGE

At the request of Shipper, Gibson may, in its sole discretion, provide storage for Crude Petroleum Tendered to the Gibson Hardisty Terminal upon such fee’s, terms and conditions as specified by Gibson, from time to time.

16.	DEMURRAGE and SHORTAGE FEES

a) It is expected that all Shippers owning Crude Petroleum in the Gibson Facilities balance their inventory positions at the end of each month. For each stream, Shippers may be allowed a tolerance margin on their required pro rata share of Working Stock equal to 1% of the average of a Shipper’s total Tenders to the Gibson Facilities and such Shipper’s total deliveries to a Delivery Point, but excluding all intraterminal transfers, for such month.

b) For each stream, in the event that a Shipper’s monthly closing inventory is greater than their required pro rata share of Working Stock plus their tolerance margin, the Shipper may be levied a fee (“Demurrage Fee”), established by Gibson from time to time and posted on the applicable Toll Schedule, on the volume of Crude Petroleum in excess of their required pro rata share of Working Stock plus their tolerance margin.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

c) For each stream, in the event that a Shipper’s monthly closing inventory is less than their required pro rata share of Working Stock minus their tolerance margin, the Shipper may be levied a fee (“Shortage Fee”), established by Gibson from time to time and posted on the applicable Toll Schedule, on the volume of Crude Petroleum deficient of their required pro rata share of Working Stock minus their tolerance margin.

d) Only for the purpose of applying the Demurrage Fees and Shortage Fees, Working Stock shall be deemed to include the quantity of Crude Petroleum, as determined and specified by Gibson in its sole discretion, scheduled for delivery which is carried over from one month to the next and any volumes in storage pursuant to Section 15.

17.	EQUALIZATION ADJUSTMENT

(a)	Gibson may, on a monthly basis, calculate an equalization adjustment for Crude Petroleum Tendered to the Gibson Facilities by or on behalf of each Shipper. The equalization adjustment shall be determined by Gibson utilizing procedures approved by the applicable industry committees, unless otherwise specified herein. The density and sulphur content of the Crude Petroleum Tendered by Shipper shall be determined pursuant to Section 8 and Schedule 1. Gibson may charge a fee for calculating the equalization adjustments at rates specified by Gibson on the applicable Toll Schedule, from time to time.

(b)	Where any Shipper has a positive equalization adjustment, Shipper shall pay the adjustment to Gibson. Gibson shall pay the negative equalization adjustments to Shippers Tendering Crude Petroleum to the Gibson Facilities and entitled thereto; provided, that Gibson assumes no liability for payment of negative equalization adjustments unless Gibson receives payment of the positive equalization adjustments and if there is any shortfall, payments actually received by Gibson shall be allocated pro rata on a percentage basis to Shippers entitled to negative equalization adjustments; based on the amount that the Shipper would have received had all payments been received. Gibson may calculate and Shipper shall be liable for retroactive equalization adjustments for a period of up to three (3) months from the month for which the equalization statement in question had been issued.

18.	PAYMENTS, LIEN AND SALE

(a)	All accounts, and the provision by Gibson of any and all transportation and terminalling services and any goods and services ancillary thereto, shall be subject to prior credit approval by Gibson.

(b)	Shipper shall pay Gibson the applicable charges for the goods and services supplied on the Gibson Facilities determined using the fees specified in the applicable Toll Schedule issued from time to time by Gibson. Shipper shall also pay all other charges, including the diluent allocation charges and equalization adjustments payable hereunder and other lawful charges and taxes accruing on such Crude Petroleum or the services

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

provided hereunder. Gibson may also assess against Shipper any charge imposed on Gibson by the immediately downstream pipeline, terminal or other facility for movement of the Crude Petroleum. Crude Petroleum shall be subject to the applicable fees in effect on the date of receipt of such Crude Petroleum by Gibson irrespective of the date of the Tender. Gibson shall bill Shipper for such fees and charges. If required by Gibson, payment shall be made before Tendering Shipper’s Crude Petroleum to Gibson and, as a precondition to accepting any Crude Petroleum hereunder, Gibson may require Shipper to provide Financial Assurances in accordance with Section 27.

(c)	Any charges owing by Shipper to Gibson shall, unless otherwise specified, be paid by Shipper on or before the 25th day of the month in which the invoice is received (the “Due Date”); provided, however, that if the Due Date is not a Business Day, payment shall be made on the preceding Business Day. Invoices from Gibson will be sent to Shipper at least two working days prior to the Due Date. After the Due Date, such amounts shall bear interest until paid at an annual rate of interest calculated and compounded monthly, equal to the prime rate of interest charged from time to time by Gibson’s bank plus 2%. Subject to subsection 17(b), all invoices shall be deemed to be correct 60 days after receipt and Shipper hereby waives any rights which Shipper may have, at law or otherwise, to dispute the correctness of any invoice after such 60 day period.

(d)	Gibson shall have a general lien on all Crude Petroleum in its possession Tendered by Shipper to secure payment of charges hereunder and other lawful charges and may withhold delivery of Crude Petroleum until such charges are paid. If such charges remain unpaid for more than 10 days after the Due Date, Gibson shall have the right, without further notice to Shipper, to sell any Crude Petroleum Tendered by Shipper in its possession. From the proceeds of the sale of such Crude Petroleum, Gibson may pay itself all such charges, Demurrage Fees, Diluent charges, blending fees, marketing fees and all expenses of said sale, and the net balance, if any, shall be held for whomsoever may be lawfully entitled thereto.

19.	THIRD PARTY CLAIMS

(a)	Shipper shall not Tender to Gibson Crude Petroleum which is involved in litigation, the ownership of which may be in dispute or which is encumbered by a lien or charge of any kind, unless Shipper provides written notification to Gibson of such litigation, dispute, lien or charge not less than 20 days before such Crude Petroleum is Tendered to Gibson.

(b)	Gibson shall not be obligated to accept Crude Petroleum that is involved in litigation, the ownership of which may be in dispute or which is encumbered by a lien or charge of any kind.

(c)	Shipper shall immediately advise Gibson in writing if, at any time while Shipper’s Crude Petroleum is in the possession of Gibson, such Crude Petroleum becomes involved in litigation, the ownership of such Crude Petroleum becomes in dispute or such Crude Petroleum becomes encumbered by a lien or charge of any kind.

(d)	Shipper shall, upon demand from Gibson, provide a bond or other form of indemnity satisfactory to Gibson protecting Gibson against any liability or loss that may arise as a result of such Shipper’s Crude Petroleum that is involved in litigation, the ownership of which may be in dispute or which is encumbered by a lien or charge of any kind.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.	LIABILITY OF GIBSON

(a)	Gibson shall not be liable for any charges, losses, damages, penalties, costs or expenses related to any Crude Petroleum Tendered or failed to be Tendered by Shipper, or any delay in acceptance or delivery of such Crude Petroleum resulting from any cause whatsoever, except Gibson’s own gross negligence; provided, however, that in no event shall Gibson be liable for consequential damages or business interruption losses.

(b)	In case of loss of Crude Petroleum while in the possession of Gibson from any cause, Gibson shall not bear any proportion of the loss, except as caused by Gibson’s own gross negligence. Shipper shall be entitled to have delivered only such portion of its Crude Petroleum as may remain after the deduction of its proportionate share of such loss.

(c)	Gibson shall not be liable for the results of the Tendering of any Non-Specification Crude Petroleum and in the event of Tendering of such Non-Specification Crude Petroleum to the Gibson Facilities, the provisions of Section 7 shall apply. This Section 20 is in addition to Section 7 and is not intended to limit or lessen the effect of Section 7 in any way.

21.	CLAIMS AGAINST GIBSON

Shipper may not institute any suit or action against Gibson arising out of any damage, delay, or loss in connection with any Crude Petroleum Tendered to the Gibson Facilities, or any errors in billing or charges by Gibson to the Shipper for goods supplied or services rendered by Gibson unless the claim is delivered to Gibson in writing within sixty (60) days after delivery of the Crude Petroleum to which the claim relates, or in case of failure to deliver, within sixty (60) days after reasonable time for delivery shall have elapsed. If Gibson rejects said claim, any suits or further action by Shipper arising out of such claims must be instituted within six (6) months of receipt of written notice from Gibson of such rejection. Shipper agrees to be bound by the provisions of this Section and waives any rights which Shipper might otherwise have, at law or otherwise, to make a claim after the expiration of the said period of sixty (60) days or to bring an action after the expiration of the said period of six (6) months.

22.	LIABILITY AND INDEMNITY OF SHIPPER

Shipper shall be liable for and shall indemnify and save harmless Gibson from and against all action, causes of action, suits, claims, demands, damages, expenses and costs which may be brought against, suffered by or claimed by Gibson by reason of Shipper’s default hereunder or Shipper’s negligent acts, failure to act or misconduct.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

23.	SHIPPER RESPONSIBILITY FOR PRODUCER ACTIONS

Shipper shall, or if Shipper is not the owner or operator of the facility, Shipper shall cause the owner or operator of the facility from which Crude Petroleum is Tendered by or on behalf of Shipper to the Gibson Facilities to comply with and be bound by these Rules and Regulations. Shipper shall indemnify and save harmless Gibson from and against all actions, causes of action, suits, claims, demands, damages and costs resulting directly or indirectly from such owner or operator failing to comply with these Rules and Regulations.

24.	NOTICES

Publication of these Rules and Regulations, any Schedule attachments or any individual Toll Schedules on the Gibson website, www.gibsons.com, shall constitute notice of such Rules and Regulations, Schedules or individual Toll Schedules, as the case may be, to all Shippers and others using or intending to use the Gibson Facilities. The Rules and Regulations, Schedules or individual Toll Schedules, as the case may be, which are on the Gibson website and in effect at the time of Tendering Crude Petroleum by or on behalf of any Shipper shall govern the transportation and terminalling of such Crude Petroleum and any goods and services ancillary thereto.

Subject to the foregoing, any notice, designation, statement, invoice or other communication hereunder from Gibson to Shipper or from Shipper to Gibson shall be made in writing and sent by: ordinary mail, by personal delivery, by electronic transmission or by facsimile device by such party to the last recorded address or facsimile number of the other party. Communications sent by mail shall be deemed to have been received three (3) Business Days following the date of mailing. Provided such delivery or transmission occurs during normal business hours, communications sent by personal delivery, electronic transmission or facsimile device shall be deemed to have been received on the Business Day it was delivered or transmitted, otherwise on the next occurring Business Day. A party may, by notice in writing to the other party, change its address and/or facsimile number, from time to time in the manner herein provided for.

25.	FORCE MAJEURE

(a)	If either Gibson or Shipper fails to perform any obligation under these Rules and Regulations due to an event of Force Majeure, then such failure shall be deemed not to be a breach of such obligations, and such obligations shall be deemed to be suspended for so long as the event of Force Majeure continues.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	The term “Force Majeure” means:

(i)	any act of God, acts of war, terrorism, civil insurrection or disobedience, acts of public enemy, strikes, lockouts or other industrial disturbances, accidents, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, explosions, fires, floods, civil disturbances, the act, regulation, order, direction or requisition of any governmental, regulatory or other authority having or claiming jurisdiction, delays or inability to receive or obtain the necessary materials or supplies in a commercially reasonably manner, disruption in or curtailment of the operations of downstream pipelines, terminals or other facilities;

(ii)	any mechanical or equipment failure; or

(iii)	any other cause whether of the kind enumerated in subsections 25(b)(i) or (ii), or otherwise, which is beyond the reasonable control of the applicable Party and which could not have been prevented or overcome by the exercise of due diligence.

(c)	Notwithstanding subsections 25(a) and (b), the following shall not be events of Force Majeure:

(i)	insufficiency of Shipper’s Crude Petroleum supplies or failure of Shipper’s Crude Petroleum to meet the Crude Petroleum Specifications;

(ii)	diversion of Shipper’s existing Crude Petroleum supplies to more attractive markets;

(iii)	lack of funds; or

(iv)	Shipper’s lack of takeaway capacity at the Delivery Point.

(d)	A party that fails to perform any obligation under these Rules and Regulations where such failure is caused by an event of Force Majeure shall promptly remedy the cause of the Force Majeure insofar as it is reasonably able to do so, provided that the terms of the settlement of any strike, lockout or other industrial disturbance shall be wholly in the discretion of the party claiming suspension of its obligations hereunder by reason thereof.

(e)	No event of Force Majeure shall relieve any Shipper from its obligations pursuant to these Rules and Regulations to make payments to Gibson.

26.	GOVERNING LAW

These Rules and Regulations shall be construed and applied in accordance with and be subject to the laws of the Province of Alberta and the laws of Canada applicable therein.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

27.	FINANCIAL ASSURANCES

(a)	Gibson may at any time, or from time to time, request and any prospective or existing Shipper shall provide information to Gibson that will allow Gibson to determine the prospective or existing Shipper’s capacity to perform any financial obligations that could arise from the transportation of that Shipper’s Crude Petroleum and the provision of goods or services by Gibson to that Shipper. Gibson may, at its sole discretion, refuse to accept Crude Petroleum for transportation from an existing or prospective Shipper if Shipper or prospective Shipper fails to provide the requested information to Gibson within ten (10) Days of Gibson’s written request, or if Gibson determines in its sole discretion that the existing or prospective Shipper does not have, or no longer has, the capacity to perform any financial obligation that could arise from the transportation of that Shipper’s Crude Petroleum.

(b)	In the event that Gibson reasonably determines that it requires Financial Assurances or additional Financial Assurances from Shipper, then Shipper shall provide Financial Assurances for the payment of the charges and costs lawfully due to Gibson relating to the transportation of Shipper’s Crude Petroleum and the provision of goods or services to that Shipper by Gibson, which Financial Assurances may include one or more of the following: (i) prepayment; (ii) a letter of credit in favour of Gibson in an amount sufficient to ensure payment to Gibson; (iii) a guarantee, from a party satisfactory to Gibson in its sole discretion, in an amount sufficient to ensure payment due to Gibson; or (iv) such other enforceable collateral security satisfactory to Gibson in its sole discretion, (collectively the “Financial Assurances”). Gibson shall not be obliged to accept Crude Petroleum from such Shipper if such Shipper fails to deliver adequate Financial Assurances to Gibson within ten (10) Days of written notice from Gibson requiring such or additional Financial Assurances.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

GIBSON TARIFF NO. 100

SCHEDULE 1

ISSUED: June 13, 2008	EFFECTIVE: July 1, 2008

CRUDE PETROLEUM SPECIFICATIONS

Without limiting the provisions of Section 7 of the Rules and Regulations, Crude Petroleum Specifications, all Crude Petroleum Tendered shall meet the following specifications using the latest version of the indicated standard or test method. Where more than one standard or test method is shown for a specification parameter, the standard or test method to be used in each situation shall be at the sole discretion of Gibson.

Density (kg/m3): ASTM D1298 or D5002. The maximum density shall be:

•	For the Hardisty Light stream, 889.0 kg/m³ and,

•	For all other streams, no limitations.

Sulphur Content (g/kg): ASTM D4294 or D2622. No limitations.

Vapour Pressure (kPa): ASTM D323 or D6377. The maximum vapor pressure shall be 100 kPa absolute at 37.8 °C.

The procedures used to transfer the sample to the vapour pressure testing apparatus may be modified from those stated in the referenced standards to minimize the risk of loss of any portion of the sample.

If Crude Petroleum is received having a vapor pressure in excess of this specification, at Gibson’s sole discretion a penalty adjustment equal to the Tendered volume multiplied by a penalty factor may be deducted. The penalty factor, expressed as a percentage, shall be equal to 20% of the amount by which the vapor pressure exceeds the vapour pressure specification.

Sediment & Water (Volume Percentage): Centrifuge methods MPMS Chapter 10.4 (in the field), D4007-02 (in the lab), distillation/extraction methods ASTM D473, D4006 or Karl Fischer methods D4377 and D4928. When Karl Fischer methods, which determine only the water content, are used, ASTM D4807 may be used to determine the sediment content and the two results shall be added together.

The maximum Sediment & Water (“S&W”) content shall be 0.50%. If the Tendered Crude Petroleum has a S&W content in excess of this specification, at Gibson’s sole discretion a penalty adjustment equal to the amount that the S&W content is in excess of the specification multiplied by the Tendered volume may be deducted in addition to the deduction for the full amount of the S&W content.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Sulphate Reducing Bacteria: ASTM D4412. Test results shall be negative.

Organic Chlorides: ASTM D4929. Crude Petroleum shall be free of organic chlorides.

Cracked Materials (Olefins): ASTM D1319 or any new test for Cracked Materials that is accepted by industry or is required to meet the specifications of the downstream pipeline, terminal or other facility into which the Crude Petroleum is to be delivered.

Crude Petroleum shall be free of cracked materials.

TAN (mg KOH/g): ASTM D664

For receipts into the Gibson Hardisty Terminal from feeder pipelines, including but not limited to the IPF pipeline systems, or into the Gibson Pipelines, the Total Acid Number (TAN) of Tendered Crude Petroleum shall not be greater than 1.0.

Temperature: MPMS Chapter 7 (applicable section).

For receipts into the Gibson Pipelines the temperature of Tendered Crude Petroleum shall not be more than 38 °C and shall be of sufficient temperature to enable the Tendered Crude Petroleum to flow readily to Gibson’s LACT Equipment, unless Gibson has specified other location-specific limits in writing.

For receipts into the Gibson Hardisty Terminal the temperature of Tendered Crude Petroleum:

1.	Shall not be more than 30 °C if the density is less than 790 kg/m³ at 15 °C, or

2.	Shall not be more than 85 °C if the density is equal to or greater than 790 kg/m³ at 15 °C, unless Gibson has specified other limits in writing.

Viscosity (centistokes): ASTM D445 or D7042.

The minimum viscosity of Crude Petroleum Tendered to the Gibson Pipelines shall be 10 centistokes, determined at the greater of the temperature at which the Crude Petroleum is Tendered or 20.0 °C, unless Gibson has specified other location-specific limits in writing.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Blending Shrinkage: The method to be used to determine the quantity of blending shrinkage shall be as follows:

1.	For the stream delivered by the Echo Pipeline, the NovaCor method, a copy of which is available to a Shipper upon request.

2.	For all other streams, the method described in API 2509C.

Regardless of which method is used, when iterative procedures are used to determine the volume of diluent required or allocated, the number of iterations used shall be consistent with standard industry practice.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.